EXHIBIT 3.1

CONFORMED COPY TO REFLECT AMENDMENTS MADE
THROUGH MARCH 31, 20231

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OBLONG, INC.

FIRST:        The name of the Corporation is Oblong, Inc.

SECOND:    The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:    The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law (the “GCL”) of the State of Delaware.

FOURTH:    The total number of shares of all classes of stock that the Corporation is authorized to issue is one hundred fifty-five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock with a par value of $0.0001 per share and five million (5,000,000) shares of Preferred Stock with a par value of $0.0001 per share.

Upon the effectiveness of this Certificate of Amendment [filed with the Secretary of State of the State of Delaware on January 10, 2011], every four (4) issued and outstanding shares of Common Stock of the Corporation shall be changed and reclassified into one (1) share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of Common Stock owned by such stockholder), any such fractional interests in shares of Common Stock shall be paid in cash in an amount equal to such fraction multiplied by the average of the high and low trading prices of the Corporation’s Common Stock on the OTC Bulletin Board during regular trading hours for the five trading days immediately preceding the effectiveness of this Certificate of Amendment [on January 10, 2011].

Upon the filing and effectiveness (the “[2019] Effective Time”), pursuant to the Delaware General Corporation Law, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation [filed with the Secretary of State of the State of Delaware on April 17, 2019], each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the [2019] Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) fully paid and nonassessable share of Common Stock (the “[2019] Reverse Stock Split”). No fractional shares shall
1 The original Certificate of Incorporation of Oblong, Inc. (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on November 4, 1996. The Certificate of Incorporation was amended by that certain Agreement and Plan of Merger, dated as of November 27, 1996, and Certificate of Amendment filed with the Delaware Secretary on May 18, 2000, and subsequently amended and restated in its entirety by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary on May 18, 2000 (such certificate, the “A&R Certificate of Incorporation”). The A&R Certificate of Incorporation was subsequently amended by the Certificate of Amendment, filed with the Delaware Secretary on September 24, 2003, Certificate of Amendment, filed with the Delaware Secretary on August 22, 2007, Certificate of Amendment, filed with the Delaware Secretary on June 2, 2009, Certificate of Amendment, filed with the Delaware Secretary on January 10, 2011, Certificate of Amendment, filed with the Delaware Secretary on April 17, 2019, and Certificate of Amendment, filed with the Delaware Secretary on March 6, 2020, and Certificate of Amendment, filed with the Delaware Secretary on December 30, 2022.

Certain language has been added in brackets for clarification purposes.

See Annex I for Certificates of Designation for the Corporation’s Series of Preferred Stock and Certificates Eliminating Reference to certain Series of Preferred Stock.

be issued in connection with the [2019] Reverse Stock Split. In lieu of any fractional share of Common Stock to which a stockholder would otherwise be entitled in connection with the [2019] Reverse Stock Split (taking into consideration all shares of Common Stock owned by such stockholder), the Corporation will issue that number of shares of Common Stock resulting from the [2019] Reverse Stock Split as rounded up to the nearest whole share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below). Each certificate that immediately prior to the [2019] Effective Time represented shares of Common Stock (“[2019] Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the [2019] Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

The par value per share of the Corporation’s capital stock and the total number of shares of all classes of capital stock that the Corporation is authorized to issue pursuant to this Article IV shall, in each case, not be affected by the [2019] Reverse Stock Split.

Upon the filing and effectiveness (the “[2023] Effective Time”), pursuant to the Delaware General Corporation Law, of this Certificate of Amendment to the Certificate of Incorporation of the Corporation [filed with the Secretary of State of the State of Delaware on December 30, 2022 and effective on January 3, 2023], each fifteen (15) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the [2023] Effective Time, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) fully paid and nonassessable share of Common Stock (the “[2023] Reverse Stock Split”). No fractional shares shall be issued in connection with the [2023] Reverse Stock Split. In lieu of any fractional share of Common Stock to which a stockholder would otherwise be entitled in connection with the [2023] Reverse Stock Split (taking into consideration all shares of Common Stock owned by such stockholder), the Corporation will issue that number of shares of Common Stock resulting from the [2023] Reverse Stock Split as rounded up to the nearest whole share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s [2023] Old Certificates (as defined below). Each certificate that immediately prior to the [2023] Effective Time, represented shares of Common Stock (“[2023] Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the [2023] Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above in this paragraph.

The par value per share of the Corporation’s capital stock and the total number of shares of all classes of capital stock that the Corporation is authorized to issue pursuant to this Article IV shall, in each case, not be affected by the [2023] Reverse Stock Split.

FIFTH:        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

a)The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

b)The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

c)The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

d)No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

e)In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as my be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation my be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as my be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH:    The Board of Directors shall not be divided into classes. Each director shall be elected to serve a one-year term expiring at the next Annual Meeting of Shareholders and until her or her successor is duly elected and qualified.

EIGHTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders of any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX I

Certificates of Designation and Certificates Eliminating Reference

The Corporation has filed the following Certificates of Designation, Preferences and Rights of Preferred Stock and Certificates Eliminating Reference with the Secretary of State of the State of Delaware:

1.Series A Preferred Stock of Wire One Technologies, Inc. filed June 14, 2000;
a.Certificate of Amendment filed June 22, 2001;
b.Certificate Eliminating Reference to Series A Preferred Stock from the Certificate of Incorporation of Glowpoint, Inc. filed December 6, 2007*;
2.Series B Convertible Preferred Stock of Glowpoint, Inc. filed January 22, 2004;
a.Certificate Eliminating Reference to Series B Convertible Preferred Stock from the Certificate of Incorporation of Glowpoint, Inc. filed December6, 2007*;
3.Series C Preferred Stock of Glowpoint, Inc. filed September 21, 2007;
a.Certificate Eliminating Reference to Series C Preferred Stock from the Certificate of Incorporation of Glowpoint, Inc. filed August 6, 2009*;
4.Series D Preferred Stock of Glowpoint, Inc. filed September 21, 2007**;
5.Series A Preferred Stock of Glowpoint, Inc. filed November 25, 2008;
a.Certificate Eliminating Reference to Series A Preferred Stock from the Certificate of Incorporation of Glowpoint, Inc. filed August 6, 2009*;
6.Series A-1 Convertible Preferred Stock of Glowpoint, Inc. filed March 16, 2009;
a.Certificate Eliminating Reference to Series A-1 Convertible Preferred Stock from the Certificate of Incorporation of Glowpoint, Inc. filed April 6, 2010*;
7.Series A-2 Convertible Preferred Stock of Glowpoint, Inc. filed August 10, 2009**;
8.Perpetual Series B Preferred Stock of Glowpoint, Inc. filed March 29, 2010**;
9.Series B-1 Preferred Stock of Glowpoint, Inc. filed August 3, 2011**;
10. 0% Series B Convertible Preferred Stock of Glowpoint, Inc. filed October 23, 2017**;
a.a Certificate of Correction to the Certificate of Designation of the 0% Series B Convertible Preferred Stock of Glowpoint. Inc., filed November 9, 2017**;
11. 0% Series C Convertible Preferred Stock of Glowpoint, Inc. filed January 22, 2018**;
12. 6.0% Series D Convertible Preferred Stock of Glowpoint, Inc. filed October 1, 2019**;
13. 6.0% Series E Convertible Preferred Stock of Glowpoint, Inc. filed October 1, 2019**; and
14.Series F Convertible Preferred Stock of Oblong, Inc. filed March 31, 2023**.

* Attached to this Annex I.
** Publicly filed as an exhibit to the Corporation’s filings with the Securities and Exchange Commission.

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